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                                                                     Exhibit 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             ROADHOUSE GRILL, INC.

         The Articles of Incorporation of Roadhouse Grill, Inc. (the "Corporation"), originally filed with the Secretary of State of Florida on October 16, 1992 and subsequently amended on February 10, 1994 and June 8, 1994, are hereby amended and restated in their entirety as follows:

                                ARTICLE 1 -- NAME

     The name of the Corporation shall be:

                              Roadhouse Grill, Inc.

                              ARTICLE 2 -- DURATION

         The Corporation is to exist perpetually.

                               ARTICLE 3-- PURPOSE

         This Corporation is organized to engage in, transact and conduct any or all lawful businesses which are not prohibited by applicable law.

                           ARTICLE 4 -- CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have the authority to issue is 35,000,000 shares of common stock, $0.03 par value per share.

         Section 1. General. Except as otherwise expressly provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

         Section 2. Voting. Each holder of record of Common Stock shall be entitled to one non-cumulative vote for each share of Common Stock standing in his or her name on the books of the Corporation.

         Section 3. Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation may determine in its sole discretion, with each share of Common Stock sharing equally, share for share, in such dividends.

         Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event") after the payment


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or provision for payment of all debts and liabilities of the Corporation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

                              ARTICLE 5 -- ADDRESS

         The principal place of business of the Corporation shall be at 2703-A Gateway Drive, Pompano Beach, Florida 33069, or at such other place as may be designated by the Board of Directors from time to time. The Corporation shall have full power and authority to transact business and to establish offices or agencies at such places as may be in the best interest of the Corporation.

                             ARTICLE 6 -- DIRECTORS

         The business of the Corporation shall be conducted by a Board of Directors consisting of five (5) members.

                          ARTICLE 7 -- INDEMNIFICATION

         The Corporation shall indemnify the directors, officers, employees or agents of the Corporation exercising powers and duties in such capacities, to the full extent now or hereafter permitted by law, and as further set forth in the By-laws of the Corporation.

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         The above Amended and Restated Articles of Incorporation were adopted and approved by all of the directors and by 76% of the shareholders of the Corporation (acting by written consent) with the number of votes cast for the amendments by the shareholders being sufficient for approval of such amendments on April 19, 2003.

         IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation on behalf of the Corporation this ______ day of July, 2003.


                                       /s/ Ayman Sabi
                                       -----------------------------------------
                                       Ayman Sabi
                                       President


                                       /s/ Alain K.K. Lee
                                       -----------------------------------------
                                       Alain K.K. Lee
                                       Corporate Secretary